Exhibit 4.(i)(6)


                           AGREEMENT AS TO SHARES

                               7-Eleven, Inc.
                          2711 North Haskell Avenue
                             Dallas, Texas 75204

                               March 16, 2000


IYG Holding Company
c/o Andrew Janszky
Shearman & Sterling
599 Lexington Avenue
New York, NY 10022-6030

Ito-Yokado, Co., Ltd.
4-1-4, Shibakoen
Minato-Ku, Tokyo 105
Japan
Attention:  President

Seven-Eleven Japan Co., Ltd.
4-1-4, Shibakoen
Minato-Ku, Tokyo 105
Japan
Attention: Chairman


Ladies and Gentlemen:

          Reference is made to (i) the Registration Rights Agreement dated as of November 22, 1995 (the "1995 Agreement") between Ito-Yokado, Co., Ltd. ("IY"), Seven-Eleven Japan Co., Ltd. ("SEJ") and 7-Eleven, Inc. ("7-Eleven"), (ii) the Registration Rights Agreement dated as of February 26, 1998 (the "1998 Agreement" and, together with the 1995 Agreement, the "Registration Rights Agreements") between IY, SEJ and 7-Eleven and (iii) the 266,937,933 shares of 7-Eleven's common stock currently held by IYG Holding Company ("IYG Shares").

          On March 16, 2000, IYG Holding Company ("IYG") intends to purchase from 7-Eleven $540 Million of 7-Eleven's common stock at $4.75 a share ("Stock Purchase"). IY and SEJ, which companies together own 100% of IYG, intends to provide IYG with the funds (the "Funding") to make the Stock Purchase by purchasing 51% and 49%, respectively, of additional common stock of IYG.








                                Tab 2

          In connection with the Stock Purchase and the Funding, 7-Eleven hereby requests, and by executing this document at the space provided below each of IY, SEJ and IYG hereby agree as follows:

    (i) IY and SEJ agree not to exercise any and all registration rights with respect to any of their Registrable Securities (as defined in the Registration Rights Agreements) in connection with the Stock Purchase pursuant to Section 2.1 and 2.2 of each Registration Rights Agreement;

    (ii) IYG agrees not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of the IYG Shares for the nine months following the consummation of the Stock Purchase; and

    (iii) IY and SEJ agree to waive any notice requirements relating to the Stock Purchase arising under either Registration Rights Agreement.

          Except as specifically provided herein, the rights held by IY and SEJ pursuant to the Registration Rights Agreements shall continue in full force and effect, as set forth in the Registration Rights Agreements.

          This waiver may be executed by the parties hereto in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned has executed this agreement as of this 16th day of March, 2000.



                                    7-ELEVEN, INC.


                                    By  /s/ Ezra Shashoua
                                        ------------------------
                                        Name: Ezra Shashoua
                                        Title:   Treasurer


Acknowledged and Agreed:


ITO-YOKADO, CO., LTD.


By    /s/ Andrew B. Janszky
      ---------------------
Name:  Andrew B. Janszky
Title: Attorney-In-Fact


SEVEN-ELEVEN JAPAN CO., LTD.


By    /s/ Andrew B. Janszky
      -----------------------
Name:  Andrew B. Janszky
Title: Attorney-In-Fact



IYG HOLDING COMPANY


By    /s/ Andrew B. Janszky
      -------------------------
Name:  Andrew B. Janszky
Title: Attorney-In-Fact